UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 5, 2009  (May 4, 2009)

Rexahn Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50590	11-3516358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9620 Medical Center Drive
Rockville, Maryland  20850
(Address of principal executive offices) (Zip code)

(240) 268-5300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on February 24, 2009, Rexahn Pharmaceuticals, Inc. (the “Company“) was notified by the staff of the NYSE Amex LLC (the “Exchange“), formerly known as the American Stock Exchange, Inc., that the staff had determined, following a review of publicly available information, that the Company is not in compliance with Section 1003(a)(iii) of the NYSE Amex Company Guide (the “Company Guide“) in that it has stockholder equity of less than $6 million and losses from continued operations and net losses in its five most recent fiscal years.

The notification on February 24, 2009 had no current effect on the listing of the Company’s shares on the Exchange.  Rather, the Company was afforded the opportunity to submit a proposed plan to the Exchange by March 24, 2009 (the “Plan”), addressing how it intends to regain compliance of the Company Guide within a maximum of 18 months.  The Company submitted its Plan on March 23, 2009.

On May 4, 2009, the Exchange notified Rexahn that it has determined the Company has made a reasonable demonstration of its ability to regain compliance with the continued listing standards and has accepted the Plan.  The Exchange has decided to grant the Company an extension until August 24, 2010 for the Company to regain compliance with the continued listing standards.

The Company will be subject to periodic review by the Exchange staff during the extension period covered by the Plan.  Failure to make progress consistent with the Plan within the appropriate time periods could result in the Exchange staff initiating delisting proceedings.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release dated May 5, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC.
(Registrant)

By:	/s/ Chang H. Ahn
Chang H. Ahn
Chairman and Chief Executive Officer

Date:	May 5, 2009

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated May 5, 2009.